Exhibit 10.1

March 24, 2020

James R. Donnelly

350 Linden Oaks

Rochester, NY 14625

Dear Jim:

In connection with the appointment as Chief Executive Officer and President of CurAegis Technologies, Inc. (the “Company”) your annual compensation will be $175,000 per annum. You will receive an increase to your base salary based on CurAegis’ achievement of net sales goals, as described in more detail in Schedule A hereto.

You will receive a grant of 500,000 incentive stock options upon your appointment to this position by the board of directors. The options will be granted at the closing price of the Company common stock on the date of the grant and will reflect vesting as follows: 25% upon grant date and 25% on each anniversary date of the grant with a life of 10 years.

Your employment is at-will and continues at the convenience of the Company and your roles and responsibilities can be changed from time to time as deemed necessary by board of directors. You will be eligible to participate in the Company’s benefit programs. If the Company terminates your employment status without cause or removes you as the Company’s Chief Executive Officer and President without cause, you will receive 6 months’ pay as severance.

This agreement supersedes the employment agreement dated January 09, 2017 between you and CurAegis. Please review and sign this offer letter as confirmation of your acceptance of the terms of your employment and return to my attention.

Sincerely,

/s/ Gary Siconolfi

Gary Siconolfi

Chairman of the Board

CurAegis Technologies, Inc.

Accepted:

Date:

Schedule A